Exhibit 2

EIGHTH LOAN MODIFICATION AGREEMENT

This EIGHTH LOAN MODIFICATION AGREEMENT (this “Modification”) is dated as of June 11, 2015, and is by and between WELLS FARGO BANK, N.A., a national banking association, successor by merger to WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”), and REALTY INVESTMENT COMPANY, INC. (the “Borrower”).

RECITALS

A. Pursuant to a Loan Agreement dated June 29, 2006 by and between the Borrower and the Bank (as amended from time to time, the “Loan Agreement”), the Bank agreed to make available to the Borrower a revolving credit facility in the maximum principal amount not to exceed $50,000,000 at any one time outstanding (as increased or decreased from time to time, the “Revolving Credit Facility” or the “Loan”).

B. The Borrower’s obligation to repay the Loan is evidenced by a Revolving Credit Note dated June 29, 2006 in the original principal amount of $50,000,000.00 (as amended, the “Original Revolving Credit Note”).

C. Pursuant to a Stock Pledge Agreement dated June 29, 2006 by the Borrower in favor of the Bank (as amended from time to time, the “Pledge Agreement”), the Borrower’s obligations in connection with the Loan are secured by a first priority security interest in the Borrower’s Pledged Stock (as defined in the Pledge Agreement) and all cash and non-cash proceeds and products thereof (collectively, the “Collateral”).

D. Pursuant to a First Loan Modification Agreement dated July 27, 2007 (the “First Modification”), the Bank, among other things, (a) agreed to reduce the maximum principal amount of the Loan to $5,000,000, (b) agreed to amend the permissible uses of proceeds of advances of the Loan, (c) agreed to extend the maturity of the Loan, and (d) consented to the Borrower’s transfer of a portion of the Pledged Stock to an account maintained by the Borrower at Morgan Stanley & Company Inc. (“Morgan Stanley”). The Bank’s security interest in the transferred Pledged Stock was perfected pursuant to a Notice of Pledge and Security dated July 27, 2007 by and among the Borrower, Morgan Stanley and the Bank.

E. Pursuant to a Second Loan Modification Agreement dated September, 2008 (the “Second Modification”), the Bank, among other things, (a) extended the Revolving Credit Expiration Date to September 30, 2009, and (b) modified the provisions of the Loan Agreement governing the payment of interest.

F. Pursuant to a Third Loan Modification Agreement dated September 30, 2009 (the “Third Modification”), the Bank, among other things, (a) extended the Revolving Credit Expiration Date to September 30, 2010, (b) modified the provisions of the Loan Agreement governing the payment of interest, and (c) modified the definition of “Pledged Collateral”.

G. Pursuant to a Fourth Loan Modification Agreement effective as September 30, 2010 (the “Fourth Modification”), the Bank extended the Revolving Credit Expiration Date to September 30, 2011.

H. Pursuant to a Fifth Loan Modification Agreement effective as September 30, 2011 (the “Fifth Modification”), the Bank extended the Revolving Credit Expiration Date to September 30, 2012.

I. Pursuant to an extension letter dated as of September 30, 2012, the Bank extended the Revolving Credit Expiration Date to November 30, 2012.

J. Pursuant to a Sixth Loan Modification Agreement effective as of November 30, 2012 (the “Sixth Modification”), the Bank extended the Revolving Credit Expiration Date to November 30, 2013.

K. Pursuant to a Seventh Modification Agreement dated as of November 26, 2013 (the “Seventh Modification”), the Bank further extended the Revolving Credit Expiration date to December 1, 2014 and agreed to modify certain provisions of the Loan Agreement regarding financial reporting requirements.

L. The Bank’s obligation to make Advances Under the Revolving Credit Facility expired on December 1, 2014. The Borrower has requested that the Bank (a) reinstate the Borrower’s ability to draw under the Revolving Credit Facility and extend the maturity thereof, and (b) modify certain provisions of the Loan Agreement regarding financial reporting requirements. The Bank has agreed to the Borrower’s request, subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

AGREEMENTS

Section 1. Recitals. The parties acknowledge the accuracy of the Recitals and incorporate the Recitals into this Modification.

Section 2. Amendments and Modifications to Original Revolving Credit Note; Reinstatement of Revolving Credit Facility.

(a) The Original Revolving Credit Note matured on December 1, 2014, and the Bank hereby agrees to reinstate the Borrower’s right to borrow under the Loan and extend the maturity thereof. Effective as of the date of this Modification, the Revolving Credit Facility, as reinstated and extended hereunder, shall be evidenced by an Amended and Restated Revolving Credit Note of even date herewith pursuant to which the repaid Original Revolving Credit Note shall be replaced and restated in its entirety (the “Revolving Credit Note”). All references in the Financing Documents to the “Revolving Credit Note” or the “Note” shall hereafter mean such Amended and Restated Revolving Credit Note, as the same may from time to time be amended, restated, supplemented, extended or otherwise modified.

(b) The parties hereto agree and confirm that (i) the Revolving Credit Facility, as reinstated and extended hereunder, continues to be guaranteed and secured pursuant to the Financing Documents; (ii) the term “Obligations” as used in the Financing Documents includes the obligations of the Borrower in connection with the Revolving Credit Facility, as reinstated and extended hereby; and (iii) any Financing Document that would otherwise be deemed to be terminated, is hereby reinstated. Without limiting the foregoing, the Borrower reconfirms its obligations and regrants to the Bank a security interest in and to the Collateral, pursuant to the terms of the Pledge Agreement (as amended), and the Borrower and the Bank hereby acknowledge and confirm that the reinstated Pledge Agreement shall stay in effect until all of the Obligations have been indefeasibly paid in full and Bank has no further commitment to make Advances.

Section 3. Modification of the Loan Agreement.

(a) The second sentence in Section 1.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

As used herein, the term “Revolving Credit Expiration Date” means June 30, 2016 or such later date as to which the parties may agree pursuant to the terms of this Agreement.

(b) Section 4.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

“4.2. Financial Statements and Other Reports. Maintain at all times a system of accounting established and administered in accordance with sound business practices, and deliver, or cause to be delivered, to the Bank (a) as soon as available but in no event more than one hundred fifty (150) days after the end of each of the Borrower’s fiscal years, the annual balance sheet of the Borrower as of the end of such fiscal year, and statements of profits, losses and cash flows of the Borrower for such fiscal year, prepared by the chief financial officer (or other similar officer) of the Borrower and in form and content satisfactory to the Bank; (b) within fifteen (15) days after the filing by the Borrower of its federal income tax returns for a given year, but in no event later than October 31st of each year if the Borrower has filed for an income tax filing extension, true and accurate signed copies of any such federal income tax returns, including all schedules thereto, and, in addition, provided that the Borrower has filed for an income tax filing extension, within thirty (30) days after such filing by the Borrower, a true and accurate signed copy of IRS Form 7004 ‘Application for Automatic 6-Month Extension of Time to File Certain Business Income Tax, Information, and Other Returns; and (c) promptly upon request of the Bank such other information, reports or documents respecting the business, properties, operation or financial condition of the Borrower as the Bank may at any time and from time to time reasonably request.”

Section 4. Closing Conditions. No agreement of the Bank as set forth in this Modification or any other document executed contemporaneously with this Modification shall be effective or binding on the Bank until:

A. The Bank shall have received this Modification and the Revolving Credit Note, duly executed and delivered by an authorized officer of the Borrower; and

B. The Bank shall have received payment by the Borrower of all out-of-pocket costs and expenses, including actual attorneys’ fees, incurred by the Bank in connection with the Loan and this Modification and any previous modifications.

Section 5. Other Terms. Except as specifically modified herein, all other terms and conditions of the Loan Agreement, the Revolving Credit Note, the Pledge Agreement, and all other documents evidencing, securing, guaranteeing or otherwise documenting the terms and provisions of the Borrower’s debt to the Bank (collectively, the “Financing Documents”) remain in full force and effect and are hereby ratified and confirmed. The modifications contained herein shall not constitute a novation of the Borrower’s obligations under the Financing Documents.

Section 6. Representations. The Borrower represents, warrants and agrees that (i) there are no claims, defenses or setoffs with respect to any indebtedness of the Borrower to the Bank or with respect to the collection or enforcement of any of the same; (ii) to the best of the Borrower’s knowledge, information and belief, no Event of Default (as defined in the Loan Agreement) has occurred and is continuing; and (iii) the Bank has made no representations or commitments, oral or written, or undertaken any obligations other than as expressly set forth in this Modification.

Section 7. Release. To induce the Bank to enter into this Modification, the Borrower releases, remises, acquits and forever discharges the Bank and each of its employees, agents, directors, officers, attorneys, successors and assigns, from any and all matters or claims, actions, causes of action, suits, debts, agreements, and demands whatsoever whether known or unknown, in law or in equity, or otherwise which the Borrower ever had, now has, or shall have against the Bank or any of the parties described above by reason of any act, cause, matter or thing whatsoever existing or done from the beginning of time to the date of this Modification.

Section 8. Amendments. No amendment of this Modification and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

Section 9. Binding Nature. This Modification shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. Choice of Law. This Modification shall be governed by, and enforced pursuant to, the internal laws of the State of Maryland.

Section 11. Further Assurances and Corrective Instruments. The Borrower shall execute, acknowledge and deliver, from time to time, such supplements hereto and such further instruments and documents as the Bank may require in its discretion to evidence any obligation of the Borrower to the Bank, to facilitate the carrying out of the intentions of the parties to this Modification, or to perfect the Collateral.

Section 12. Interpretation. Each party acknowledges (i) that it has participated in the negotiation of this Modification, and that no provision of this Modification shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision; (ii) that it has had the opportunity to review, analyze, and discuss this Modification, and the underlying factual matters relevant to this Modification, for a sufficient period of time before the execution and delivery hereof; (iii) that ail of the terms of this Modification were negotiated at arm’s length; (iv) that this Modification was prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by any of the parties upon the others; (v) that the execution and delivery of this Modification is the free and voluntary act of each party, and (vi) that, even though the Borrower did not employ counsel in connection with the negotiation and execution of this Modification and related documents, the Borrower was given ample opportunity to obtain counsel and chose not to do so.

Section 13. Counterparts. This Modification may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Modification with the specific intention of creating a document under seal as of the date and year first above stated.

WITNESS	REALTY INVESTMENT COMPANY, INC.

/s/ Mary C. Acker	By:	/s/ Christine A. Shreve		(SEAL)
Mary C. Acker		Name:	Christine A. Shreve
Title:

WELLS FARGO BANK, N.A.

/s/ Elena Shipina	By:	/s/ Barbara K. Angel		(SEAL)
Elena Shipina		Barbara K. Angel, Senior Vice President

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